PRICING SUPPLEMENT                                          File No. 333-97937
-------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated September 25, 2002)
Pricing Supplement Number: 2308

                           Merrill Lynch & Co., Inc.


                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                               Fixed Rate Notes

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Principal Amount:           $250,000,000

Issue Price:                100.478%
                            (plus accrued interest from April 21, 2003)

CUSIP Number:               59018YQU8

Interest Rate:              3.70% per annum

Original Issue Date:        May 2, 2003

Stated Maturity Date:       April 21, 2008

Interest Payment Dates:     Each April 21st and October 21st, commencing on October 21st, 2003 subject to following
                            Business Day convention.

Repayment at the Option
of the Holder:              The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:             The Notes cannot be redeemed prior to the Stated Maturity Date.


Form:                       The Notes are being issued in fully registered book-entry form.

Other Provisions:           The Notes offered by this pricing supplement, and the accompanying prospectus supplement and prospectus, have terms and conditions identical to, and shall be part of the series of, other
                            Medium-Term Notes, Series B issued by Merrill Lynch & Co. Inc. (the "Company") on April 21, 2003.
                            The Notes offered hereby and such other, identical Notes previously issued will share the same cusip number 59018YQU8.

Trustee:                    JPMorgan Chase Bank

Underwriters:               Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA) Inc. and
                            Wachovia Securities, Inc. (the "Underwriters"), are acting as principals in this transaction.
                            MLPF&S is acting as the Lead Underwriter.

                            Pursuant to an agreement, dated April 29, 2003 (the "Agreement"), between the Company and the
                            Underwriters, the Company has agreed to sell to each of the Underwriters and each of the
                            Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                            Underwriters                                            Principal Amount of the Notes
                            ------------                                            -----------------------------

                            Merrill Lynch, Pierce, Fenner & Smith                        $247,500,000
                                        Incorporated
                            HSBC Securities (USA) Inc.                                     $1,250,000
                            Wachovia Securities, Inc.                                      $1,250,000
                                                                                           ----------
                                                                                         $250,000,000

                            Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                            The Underwriters have advised the Company that they propose initially to offer all or part of the
                            Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                            The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                      April 29, 2003
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